Exhibit 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., March 21, 2017 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), today announced its Board of Directors authorized the repurchase of an additional $750 million of the Company’s common stock in connection with its ongoing share repurchase program.  Since the inception of the repurchase program in 1998, and including the above amount, AutoZone’s Board of Directors has authorized $18.7 billion.

“AutoZone’s continued strong financial performance allows us to repurchase our stock while maintaining our investment grade credit ratings,” said Bill Giles, Executive Vice President, Chief Financial Officer and Information Technology.  “We remain committed to utilizing share repurchases within the bounds of a disciplined capital structure to enhance stockholder returns while maintaining adequate liquidity to execute our plans.”

About AutoZone:
As of February 11, 2017, AutoZone sells auto and light truck parts, chemicals and accessories through 5,346  AutoZone stores in 50 states plus the District of Columbia and Puerto Rico in the U.S., and 491 stores in Mexico, 26 IMC branches and nine stores in Brazil for a total count of 5,872.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories, performance and replacement parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net.  AutoZone does not derive revenue from automotive repair or installation.

Contact Information:
Media: Ray Pohlman, 866-966-3017, ray.pohlman@autozone.com
Financial: Brian Campbell, 901 495-7005, brian.campbell@autozone.com